Exhibit 99.1

AVENTINE SECOND QUARTER EARNINGS RELEASE

•                  Net loss for Q2’10 was $9.3 million, or $1.06 per fully diluted share

•                  The average ethanol sales price declined in Q2’10 versus Q2’09

•                  Corn costs for the quarter fell to $3.53 per bushel in Q2’10 from $4.10 per bushel in Q2’09 with co-product returns of 35.0%

•                  New plants in Nebraska and Indiana are on budget and on schedule

•                  Planned acquisition of Canton IL plant

PEKIN, IL, (August 5, 2010) – Aventine Renewable Energy Holdings, Inc. (OTCBB), a leading producer, marketer and end-to-end provider of clean renewable energy, released today its results for the second quarter and six months ended June 30, 2010.  Net loss attributable to Aventine for the three months ended June 30, 2010 was $(9.3) million, or $(1.06) per diluted share, compared to a net loss of $(48.9) million or $(1.14) per diluted share, for the same period of 2009.  Revenues were $96.9 million for the second quarter of 2010 compared to $118.1 million for the second quarter of 2009.

Tom Manuel, Aventine’s President and Chief Executive Officer said, “We successfully emerged from bankruptcy on March 15, 2010, have a much stronger balance sheet, have a new management team in place and are in a period of rebuilding the company, completing construction of the new plants in Aurora, Nebraska and Mt. Vernon Indiana, initiating enhancements at the existing plants, catching up on maintenance put off to conserve cash during the period the company was in bankruptcy and acquiring the plant in Canton Illinois” Production at our Pekin Illinois facility remains strong.  On June 29, 2010, Aventine temporarily shut down its existing dry mill plant in Aurora, Nebraska  to perform planned maintenance activities and implement enhancements to increase yield.  The shutdown was extended to accelerate a required power outage at both facilities to complete some necessary electrical work for the Aurora West facility which is currently under construction.  The Company is currently completing those enhancements and expects the work to be completed in the next week and the plant to become operational.

Manuel added, “The construction of our new facilities in Aurora, Nebraska and Mt. Vernon, Indiana continue to move forward on schedule and on budget.  We expect these facilities to be complete in the fourth quarter of 2010.  We remain confident that increasing mandated usage of ethanol, favorable blending economics and the potential for the EPA to take favorable action in the effort to free the country from its dependence on oil by increasing the ethanol blend rate to E12 or E15 will increase demand for ethanol.”  Manuel continued, “We are excited to have the opportunity to further expand our capacity though the acquisition of the Canton plant.  To fund this acquisition and ensure Aventine maintains a cash cushion, we continue to pursue sources of capital which we detailed in our August 2nd press release.  We have also retained an investment bank, on a best efforts basis, to help us put in place a more appropriate, long-term capital structure for the future.”

Second Quarter 2010 versus Second Quarter 2009

Net sales in the second quarter of 2010 decreased 18.0% from the second quarter of 2009.  Net sales were $96.9 million in the second quarter of 2010 versus $118.1 million in the second quarter of 2009.  Total gallons of ethanol sold were 46.5 million in the second quarter of 2010  versus 52.8 million in the second quarter of 2009, primarily reflecting a decrease in equity production of 6.7 million gallons.  The reduction in equity production between 2010 and 2009 is primarily attributable to differences in the timing and length of  plant maintenance shutdowns.  A decrease in the average sales price of ethanol also contributed to the decrease in net sales.  Ethanol prices averaged $1.62 per gallon in the second quarter of 2010 versus $1.70 in the second quarter of 2009.

Co-product revenues for the second quarter of 2010 totaled $21.5 million, a decrease of $5.1 million, or 19.0%, from the second quarter 2009 total of $26.6 million.  Co-product revenues decreased during the second quarter of 2010 as a result of significantly lower sales volumes.  In the second quarter of 2010, we sold 235.4 thousand tons, versus 290.9 thousand tons in the second quarter of 2009.  Co-product revenues, as a percentage of corn costs, increased to 35.0% during the second quarter of 2010, versus 34.2% in the second quarter of 2009.

Cost of goods sold for the quarter ended June 30, 2010 was $95.4 million, compared to $118.0 million for the quarter ended June 30, 2009, a decrease of $22.6 million, or 19.2%.  As a percentage of net sales, cost of goods sold decreased to 98.4% of sales from 99.9% of sales in the second quarter of 2009.  Cost of goods sold consists of the cost to produce ethanol at our own facilities, the cost of purchasing ethanol from other producers and marketers, freight and logistics costs to ship ethanol and co-products, the cost of motor fuel taxes which have been billed to customers, and depreciation.  The decrease in cost of goods sold is principally the result of lower volumes of ethanol purchased as a result of the termination of our marketing alliance and lower corn costs.

Production costs include corn costs, conversion costs (defined as the cost of converting the corn into ethanol, and includes production salaries, wages and stock-based compensation costs, fringe benefits, utilities (including coal and natural gas), maintenance, denaturant, insurance, materials and supplies and other miscellaneous production costs) and depreciation.  Corn costs in the second quarter of 2010 totaled $61.5 million, or $3.53 per bushel, versus $77.9 million, or $4.10 per bushel, in the second quarter of 2009.  Our average corn costs in the second quarter of 2010 were slightly lower than the Chicago Board of Trade (“CBOT”) average price of $3.55 during the same period.

Conversion costs for the second quarter of 2010 increased to $23.7 million from $21.9 million for the second quarter of 2009.  The increase in conversion costs is primarily attributable to increases in outside services of $1.1 million and utilities of $0.7 million.  The conversion cost per gallon increased year over year to $0.52 per gallon in the second quarter of 2010 versus $0.42 per gallon in the second quarter of 2009.

Freight/logistics costs were significantly lower on a per gallon basis in the second quarter of 2010 compared to the second quarter of 2009.  Freight/logistics costs in the second quarter of 2010 were $0.13 per gallon compared to $0.16 per gallon in the second quarter of 2009.  Freight/logistics dollars spent decreased in the second quarter of 2010 to $6.0 million from $8.5 million in the second quarter of 2009 as a result of lower volumes shipped, a reduction in the number of terminals we sell from and a reduction in our railcar fleet.  Freight/logistics cost per gallon is calculated by taking total freight/logistics costs incurred (including costs to ship co-products) and dividing by the total ethanol gallons sold.

Depreciation totaled $2.4 million in the second quarter of 2010 compared to $3.5 million for 2009.  No motor fuel taxes were incurred in the second quarter of 2010 versus $1.2 million in the second quarter of 2009.  The cost of motor fuel taxes is recovered through billings to customers and was $0 in the second quarter of 2010 because we did not do business in states requiring us to pay motor fuel taxes.

SG&A expenses were $9.1 million in the second quarter of 2010 compared to $7.0 million in the second quarter of 2009.  Major variances between 2010 and 2009 are a $0.8 million increase in salaries and wages, a $1.0 million increase in salaried stock compensation, and a $1.5 million increase in outside services, partially offset by a $1.0 million decrease in other SG&A expenses. During the three months ended June 30, 2010, outside services include professional fees that we continue to incur related to bankruptcy activities, which would previously have been included in reorganization expense.

Other income (loss) was a loss of $0.6 million in the second quarter of 2010.  The loss in the quarter consisted of  $0.4 million of expense related to penalties owed for failure to complete the Aurora West expansion facility by July 1, 2009 and $0.2 million of expense related to utility demand charges at our Mt. Vernon ethanol expansion facility.

Interest expense in the second quarter of 2010 was $2.4 million, compared to $2.3 million in the second quarter of 2009.  Interest expense in the second quarter of 2010 includes $3.4 million in interest on our Notes, reduced by capitalized interest of $1.0 million applicable to our expansion facilities in Mt. Vernon, IN and Aurora, NE.  We resumed construction of these facilities in May 2010.  Interest expense in the second quarter of 2009 included $0.6 million in interest on our senior unsecured notes issued March 27, 2007, $0.7 million in interest on our secured revolving credit facility, $0.5 million in interest on our debtor-in-possession facility (“the DIP Facility”), and $0.5 million of amortization of deferred financing fees.  We ceased the accrual of interest on our senior unsecured notes as of the April 7, 2009.

We recorded $42.7 million in reorganization items in the second quarter of 2009 related to our bankruptcy proceedings.  This expense consisted of $3.1 million in professional fees incurred and $39.6 million in recorded provisions for rejected executory contracts and leases.  There were no reorganization items in the second  quarter of 2010.

The Company’s effective tax rate differs from the statutory U.S. federal income tax rate for the quarters ended June 30, 2010 and 2009 principally due to the impact of state taxes (net of federal benefit), non-includable reorganization income, non-deductible reorganization expenses, tax deductible goodwill,  increases in valuation allowances, and other permanent differences between book and tax.

Six Months Ended June 30, 2010 versus Six Months Ended June 30, 2009

Net sales in the first half of 2010 decreased 40.4% from the first half of 2009.  Net sales were $211.6 million in the first six months of 2010 versus $354.7 million in the first six months of 2009.  Overall, the decrease in net sales was primarily the result of less supply available.  Total gallons of ethanol sold were 95.6 million in the six months ended June 30, 2010, versus 173.6 million in the six months ended June 30, 2009.  The major variances in sales gallons were a 5.1 million gallon decrease in equity production, a 12.9 million gallon decrease in marketing alliance purchases, a 29.1 million gallon decrease in purchase/resale transactions, and a 30.9 million gallon decrease in gallons available from inventory due primarily to the termination of our marketing alliance and reduction of our purchase resale activity.  The reduction in equity production between 2010 and 2009 is primarily attributable to timing differences and the length of plant maintenance inventory change shutdowns.  Ethanol prices averaged $1.72 per gallon in the first half of 2010 versus $1.69 in the first half of 2009.

Co-product revenues for the first half of 2010 totaled $46.9 million, a decrease of $2.1 million, or 4.3%, from the first half 2009 total of $49.0 million.  Co-product revenues decreased during the first half of 2010 as a result of lower sales volumes.  In the first half of 2010, we sold 478.7 thousand tons, versus 555.1 thousand tons in the first half of 2009.  Co-product revenues, as a percentage of corn costs, rose to 36.6% during the first half of 2010, versus 31.9% in the first half of 2009.

Cost of goods sold for the first six months ended June 30, 2010 was $199.5 million, compared to $376.0 million for the six months ended June 30, 2009, a decrease of $176.5 million, or 46.9%.  As a percentage of net sales, cost of goods sold decreased to 94.2% of sales from 106.0% of sales in the first half of 2009.  Cost of goods sold consists of the cost to produce ethanol at our own facilities, the cost of freight and logistics to ship ethanol and co-products, the cost of ethanol sold from inventory, the cost of motor fuel taxes which have been billed to customers and, prior to the second quarter of 2009, the cost of purchased ethanol.  The decrease in total cost of goods sold is principally the result of lower volumes of ethanol purchased as a result of the termination of our marketing alliance and significantly reduced purchase/resale program, and lower corn costs, freight costs, depreciation, and motor fuel taxes.

Purchased ethanol in the first half of 2010 totaled $1.2 million, versus $78.3 million in the first half of 2009.  The decrease in purchased ethanol resulted from the termination of our marketing alliance and scaled-back purchase/resale programs along with a decrease in the cost per gallon of ethanol purchased.

Production costs include corn costs, conversion costs (defined as the cost of converting the corn into ethanol, and includes production salaries, wages and stock-based compensation costs, fringe benefits, utilities (including coal and natural gas), maintenance, denaturant, insurance, materials and supplies and other miscellaneous production costs) and depreciation.  Corn costs in the first six months of 2010 totaled $128.0 million, or $3.60 per bushel, versus $153.8 million, or $4.17 per bushel, in the first six months of 2009.  Our average corn costs in the first half of 2010 were lower than the CBOT average price of $3.62 during the same period.  The decrease in corn costs is principally due to lower corn prices.

Conversion costs for the first half of 2010 decreased to $48.6 million from $49.0 million for the first half of 2009.  The total dollars spent on conversion costs decreased year over year principally as a result of lower costs for utilities, chemicals and other supplies which have decreased as a result of  lower petroleum prices.  The conversion cost per gallon increased year over year to $0.52 per gallon in the first half of 2010 versus $0.50 per gallon in the first half of 2009.  Conversion cost per gallon is affected by both dollars spent on conversion of corn to ethanol and also on the number of gallons of ethanol produced.

Freight/logistics costs were down significantly on a per gallon basis in the first half of 2010 from the first half of 2009.  Freight/logistics costs in the first half of 2010 were $0.12 per gallon as compared to $0.19 per gallon in the first half of 2009.  Freight/logistics dollars spent decreased in the first six months of 2010 to $11.1 million from $33.3 million in the first six months of 2009 as a result of lower volumes shipped, the termination of fixed price terminal obligations, and lower costs for leased railcars

Depreciation in the first half of 2010 totaled $5.6 million, versus $6.9 million in the first half of 2009.  No motor fuel taxes were incurred in the first half of 2010 versus $5.6 million in the first half of 2009.  The cost of motor fuel taxes is recovered through billings to customers and, was $0 in the first half of 2010 because we did not do business in states requiring us to pay motor fuel taxes.

SG&A expenses were $18.9 million in the first six months of 2010 as compared to $16.7 million in the first six months of 2009.  The higher expense in the first half of 2010 primarily relates to increases in salaries and wages of $0.9 million and salaried stock-based compensation of $1.7 million.

During the first six months of 2009, we recognized income from the termination of marketing agreements with our former alliance partners totaling $10.2 million.

Interest expense in the first half of 2010 was $4.5 million, as compared to $11.0 million in the first half of 2009.  Interest expense in the first half of 2010 included $4.0 million of interest expense related to our 13% senior secured notes due 2015, pre-petition secured revolving credit facility interest expense of $0.6 million, interest expense on our DIP Facility of $0.5 million, and $0.4 million for amortization of deferred financing fees, reduced by capitalized interest of $1.0 million.  Interest expense in the first half of 2009 included $8.1 million of interest expense related to our pre-petition senior unsecured notes (compared to contractual interest of $15 million), pre-petition amended secured revolving credit facility interest expense of $1.0 million, interest expense on our DIP Facility of $0.5 million, and $1.4 million for amortization of deferred financing fees.

Gain (loss) on derivative transactions for the first half of 2010 includes $0.4 million of realized net gains on corn and ethanol derivative contracts versus net realized and unrealized gains in the first half of 2009 of $1.2 million.  We did not have any open derivative positions at the end of June 2009.  We do not mark to market forward physical contracts to purchase corn or sell ethanol.

The Company’s effective tax rate differs from the statutory U.S. federal income tax rate for the four months ended June 30, 2010, two months ended February 28, 2010, and the six months ended June 30, 2009 principally due to the impact of state taxes (net of federal benefit), non-includable reorganization income, non-deductible reorganization expenses, tax deductible goodwill,  increases in valuation allowances, and other permanent differences between book and tax.

Second  Quarter Conference Call

The Company will hold a conference call at 9:00 am central time (10:00 am eastern time) on Thursday, August 19, 2010 to discuss the contents of this press release.  Dial in to the conference call at (877) 312-5514 (U.S.) or (253) 237-1137 (International), access code: 92133437, ten minutes prior to the scheduled start time.  A link to the broadcast can be found on the Company’s website at www.aventinerei.com in the Investor Relations section under the “Conference Calls” link.  If you are unable to participate at this time, a replay will be available through August 26, 2010 on this website or by dialing (800) 642-1687 (U.S.) or, international (706) 645-9291 access code: 92133437.  Should you have any problems accessing the call or the replay, please contact the Company at (309) 347-9200.

The tables and information following the text of this press release provide financial data that are included in this press release and that will be discussed on the conference call.  This includes a reconciliation of net income to adjusted earnings before interest, taxes, depreciation and amortization.  This press release, including these financial details, is now available on the Aventine website at www.aventinerei.com in the Investor Relations section under the heading Press Releases.

About Aventine

Aventine is a leading producer of ethanol.  Through our production facilities, we market and distribute ethanol to many of the leading energy companies in the U.S.  In addition to producing ethanol, our facilities also produce several co-products including: corn gluten feed and meal, corn germ, condensed corn distillers solubles, dried distillers grain with solubles, wet distillers grain with solubles, carbon dioxide and brewers’ yeast.

Forward Looking Statements

Certain information included in this press release may be deemed to be “forward looking statements” within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release, are forward looking statements.  Any forward looking statements are not guarantees of Aventine’s future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements.  Aventine disclaims any duty to update any forward looking statements.  Some of the factors that may cause Aventine’s actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include the following:

•                  Our ability to obtain and maintain normal terms with vendors and service providers;

•                  Our estimates of allowed general unsecured claims, unliquidated and contingent claims and estimations of future distributions of securities and allocations of securities among various categories of claim holders;

•                  Our ability to maintain contracts that are critical to our operations;

•                  Our ability to attract and retain customers;

•                  Our ability to fund and execute our business plan and any ethanol plant expansion projects;

•                  Our ability to receive or renew permits to construct or commence operations of our proposed capacity additions in a timely manner, or at all;

•                  Laws, tariffs, trade or other controls or enforcement practices applicable to Aventine’s operations;

•                  Changes in weather and general economic conditions;

•                  Overcapacity within the ethanol, biodiesel and petroleum refining industries;

•                  Availability and costs of products and raw materials, particularly corn, coal and natural gas and the subsequent impact on margins;

•                  Our ability to raise additional capital and secure additional financing, and our ability to service our debt or comply with our debt covenants;

•                  Our ability to attract, motivate and retain key employees;

•                  Liability resulting from actual or potential future litigation; and

•                  Plant shutdowns or disruptions.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	Successor	Predecessor	Successor	Predecessor	Predecessor
(In thousands except per share	Three Months Ended June 30,	Three Months Ended June 30,	Four Months Ended June 30,	Two Months Ended February 28,	Six Months Ended June 30,
amounts)	2010	2009	2010	2010	2009

Net Sales	$96,904	$118,121	$133,878	$77,675	$354,657
Cost of goods sold	(95,451)	(118,016)	(132,766)	(66,686)	(375,980)
Gross Profit	1,453	105	1,112	10,989	(21,323)
Selling, general and administrative expenses	(9,128)	(6,950)	(14,286)	(4,608)	(16,691)
Other income (expense)	(595)	3	(1,659)	(515)	173
Operating income (loss)	(8,270)	(6,842)	(14,833)	5,866	(37,841)
Other income (expense)
Income from termination of marketing agreements	—	—	—	—	10,176
Interest income	14	—	15	—	11
Interest expense	(2,386)	(2,281)	(3,100)	(1,422)	(11,002)
Gain (loss) on derivative transactions	263	30	439	—	1,218
Other non-operating income	210	—	210	—	—
Income (loss) before reorganization items and income taxes	(10,169)	(9,093)	(17,269)	4,444	(37,438)
Reorganization items	—	(42,749)	—	(20,282)	(42,749)
Gain due to plan effects	—	—	—	136,574	—
Loss due to fresh start accounting adjustments	—	—	—	(387,655)	—
Loss before income taxes	(10,169)	(51,842)	(17,269)	(266,919)	(80,187)
Income tax expense (benefit)	(910)	(2,907)	(910)	(626)	(6,685)
Net loss	$(9,259)	$(48,935)	$(16,359)	$(266,293)	$(73,502)

Loss per common share – basic	$(1.06)	$(1.14)	$(1.87)	$(6.14)	$(1.71)
Basic weighted-average number of shares	8,585	42,966	8,581	43,401	42,968

Loss per common share – diluted	$(1.06)	$(1.14)	$(1.87)	$(6.14)	$(1.71)
Diluted weighted-average number of common and common equivalent shares	8,585	42,966	8,581	43,401	42,968

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

	Successor	Predecessor
	June 30,
(In thousands except share and per share amounts)	2010 (Unaudited)	December 31, 2009

Assets
Current assets:
Cash and cash equivalents	$50,177	$52,585
Accounts receivable	4,027	10,947
Inventories	19,983	24,237
Income taxes receivable	5,918	5,796
Prepaid expenses and other current assets	6,599	7,323
Total current assets	86,704	100,888

Property, plant and equipment, net	227,043	589,049
Restricted cash	12,772	7,451
Available for sale securities	3,740	5,442
Other assets	11,556	9,866
Total assets	$341,815	$712,696

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings	$—	$42,765
Accounts payable	18,709	11,164
Accrued payroll and benefits	3,644	2,242
Accrued interest	607	302
Other current liabilities	6,301	6,279
Total current liabilities	29,261	62,752

Pre-petition liabilities subject to compromise	—	365,549
Long-term debt	105,000	—
Deferred tax liabilities	1,425	2,936
Other long-term liabilities	2,499	13,927
Total liabilities	138,185	445,164

Stockholders’ equity:
Common stock, par value $0.001 per share; 15,000,000 and 185,000,000 shares authorized as of June 30, 2010 and December 31, 2009, respectively; 6,845,202 and 43,048,158 shares outstanding as of June 30, 2010 and December 31, 2009, respectively, net of 21,548,640 shares held in treasury as of December 31, 2009	7	44
Preferred stock, 5,000,000 and 50,000,000 shares authorized as of June 30, 2010 and December 31, 2009, respectively; no shares issued or outstanding	—	—
Additional paid-in capital	222,449	294,297
Retained deficit	(16,359)	(28,421)
Accumulated other comprehensive income (loss), net	(2,467)	1,612
Total stockholders’ equity	203,630	267,532
Total liabilities and stockholders’ equity	$341,815	$712,696

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Successor	Predecessor	Predecessor
	Four months ended June 30,	Two months ended February 28,	Six months ended June 30,
(In thousands)	2010	2010	2009

Operating Activities
Net loss	$(16,359)	$(266,293)	$(73,502)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Provision for rejected executory contracts and leases	—	9,590	39,684
Pre-petition accounts payable	—	—	40,793
Pre-petition accrued interest	—	—	8,083
Non-cash gain due to Plan effects	—	(136,574)	—
Non-cash loss due to fresh start accounting adjustments	—	387,655	—
Depreciation and amortization	3,675	2,795	8,348
Stock-based compensation expense	2,881	277	1,589
Deferred income tax	(910)	—	651
Gain on the sale of marketing alliance investments	—	—	(1,000)
Changes in operating assets and liabilities:
Accounts receivable, net	3,137	2,560	41,271
Inventories	5,236	1,543	58,143
Other current assets	(2,386)	1,339	—
Restricted cash	2,512	(7,833)	—
Other assets	(715)	—	—
Accounts payable	(797)	7,061	(100,205)
Other current liabilities	787	341	(9,744)
Other long-term liabilities	(24)	(21,981)	—
Net cash provided by (used for) operating activities	(2,963)	(19,520)	14,111

Investing Activities
Additions to property, plant and equipment, net	(21,498)	(2,086)	(901)
Deposit on asset acquisition	(5,000)	—	—
Proceeds from the sale of marketing alliance investments	—	—	2,000
Net cash provided by (used for) investing activities	(26,498)	(2,086)	1,099

Financing Activities
Net repayments on revolving credit facilities	—	(27,765)	(24,435)
Borrowing on debtor-in-possession debt facility	—	—	15,000
Repayment of debtor-in-possession debt facility	—	(15,000)	—
Proceeds from issuance of senior secured notes	—	98,119	—
Repayment of short-term note payable	(5,252)	—	—
Repurchase of treasury shares	(355)	—	—
Proceeds from warrants exercised	6	—	—
Debt issuance costs	—	(1,190)	(1,876)
Proceeds from stock option exercises	—	96	—
Net cash provided by (used for) financing activities	(5,601)	54,260	(11,311)

Net increase (decrease) in cash and cash equivalents	(35,062)	32,654	3,899
Cash and cash equivalents at beginning of period	85,239	52,585	23,339
Cash and cash equivalents at end of period	$50,177	$85,239	$27,238

This press release contains, and our conference call will include, references to unaudited adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP financial measure.  We have adjusted EBITDA to reflect the non-cash or non-recurring nature of some charges.  The following table provides a reconciliation of net income to adjusted EBITDA.  Management believes adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes.  Additionally, management provides an adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a year-over-year and quarter-over-quarter basis.

	Successor	Predecessor	Successor	Predecessor	Predecessor
	Three Months Ended June 30,	Three Months Ended June 30,	Four Months Ended June 30,	Two Months Ended February 28,	Six Months Ended June 30,
(In thousands)	2010	2009	2010	2010	2009

Net loss	$(9,259)	$(48,935)	$(16,359)	$(266,293)	$(73,502)
Interest income	(14)	—	(15)	—	(11)
Interest expense	2,386	2,281	3,100	1,422	11,002
Income tax expense (benefit)	(910)	(2,907)	(910)	(626)	(6,685)
Depreciation	2,419	3,485	3,287	2,332	6,942

EBITDA	(5,378)	(46,076)	(10,897)	(263,165)	(62,254)

Stock-based compensation	1,152	285	2,881	277	1,589
Reorganization items	—	42,749	—	20,282	42,749
Gain Due to Plan Effects	—	—	—	(136,574)	—
Loss Due to Fresh Start Accounting Adjustments	—	—	—	387,655	—

Adjusted EBITDA (1)	$(4,226)	$(3,042)	$(8,016)	$8,475	$(17,916)

(1)  During the three months ended June 30, 2010, and four months ended June 30, 2010 SG&A includes professional fees that we continue to incur related to bankruptcy activities, which would previously have been included in reorganization expense.   We estimate these amounts to be $1.5 million for the three months ended June 30, 2010 and $1.9 million for the four months ended June 30, 2010.